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                                                                   Exhibit 12(b)
                          J. C. Penney Company, Inc.
                         and Consolidated Subsidiaries

          Computation of Ratios of Available Income to Fixed Charges



                                                      52 weeks        52 weeks
                                                        ended           ended
                                                     October 28,     October 30,
($ Millions)                                            2000            1999
                                                     -----------     -----------
Income/(loss) from continuing operations              $  (221)         $   863
     (before income taxes, and
     capitalized interest)

Fixed charges

Interest (including capitalized interest) on:

     Operating leases                                     272              225
     Short term debt                                       46              133
     Long term debt                                       483              551
     Capital leases                                         1                2
     Other, net                                             -               (3)

                                                   -----------     ------------
Total fixed charges                                       802              908

                                                   -----------     ------------
Total available income                                $   581          $ 1,771
                                                   ===========     ============

Ratio of available income to fixed charges                0.7              2.0
                                                   ===========     ============


The difference between a one to one coverage ratio and the .7 ratio shown above for the 52 weeks ended October 28, 2000 is $221 million.

The Company believes that, due to the seasonal nature of its business, ratios for a period of time other than a 52 week period are inappropriate.